EXHIBIT 4.2


                            [ACS Holdings letterhead]

                                  July 12, 2004

David M. Otto
The Otto Law Group,  PLLC
900 Fourth Avenue, Suite 3140
Seattle, WA 98164

Dear Mr. Otto:

      This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated February 12, 2004, by and between maxxZone.com, Inc., a Nevada corporation, and The Otto Law Group, PLLC (the "Agreement"), as amended on April 22, May 19, and June 1, 2004. All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

      Section 6 of the Agreement is hereby amended so that the Company shall issue an additional fifteen million (15,000,000) shares of common stock of the Company to Consultant for the performance of the Consulting Services to the Company.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.


                                            Sincerely,

                                            Walter H. Roder II


AGREED AND ACCEPTED:

The Otto Law Group,  PLLC

By:  _____________________________

     Name:  ______________________

     Title:  _____________________

Date:  __________________________